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                                                                       Exhibit 5

                       [LETTERHEAD OF COZEN AND O'CONNOR]



                                 June 27, 1997



Pierce Leahy Corp.
631 Park Avenue
King of Prussia, PA  19406

          Re:  Registration Statement on Form S-1
               File No. 333-23119
               ---------------------------------------

Ladies and Gentlemen:

          As counsel to Pierce Leahy Corp. (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-1, File No. 333-23119 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the proposed offering of the Company's Senior Subordinated Notes due 2007 (the "Notes") to be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee").

          In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation, as amended, its Bylaws, minutes and resolutions of its Board of Directors and shareholders, the proposed form of Indenture and such other documents and corporate records relating to the Company and the issuance of the Notes covered by the Registration Statement as we have deemed necessary or appropriate for purposes of rendering this opinion.

          In our examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic and other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

          Based on the foregoing examination, information and assumptions, it is our opinion that when (i) the Indenture under which the Notes are to be issued has been executed and delivered by the parties thereto, (ii) the definitive terms of the Notes and of their issue and sale have been duly established in accordance with the resolutions of the Board of Directors of the Company and the provisions of the Indenture so as not to violate any applicable law or agreement or instrument then binding on the Company, (iii) the Notes have been duly executed by the proper officers of the Company and authenticated by the Trustee and (iv) the Notes have been issued and sold as contemplated in the Registration Statement, the Notes will be legally issued, valid and binding obligations of the Company, subject to all applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws affecting the rights of creditors generally and by equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as Exhibit 5 to the Registration Statement.

          This opinion is also intended to cover any additional principal amount of Notes issued under the Indenture that may be covered by a Registration Statement filed pursuant to Rule 462(b) under the Act, and we consent to the incorporation by reference of this opinion in any registration statement so filed by the Company pursuant to Rule 462(b).


                                          Very truly yours,



                                          COZEN AND O'CONNOR